Exhibit 99.1

              Crosstex Energy, L.P. Reports Second Quarter Results

    DALLAS, Aug. 10 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P.
(Nasdaq: XTEX) (the Partnership) today reported net income of $5.9 million, or $0.24 per limited partner unit, in the quarter ended June 30, 2004, compared to net income in the second quarter of 2003 of $5.0 million, or $0.32 per unit. The Partnership's Distributable Cash Flow for the quarter was $10.0 million, or 2.18 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.11 times the amount required to cover its recently increased distribution of $0.42 per unit. This is an increase of $3.3 million, or 48 percent, over Distributable Cash Flow of $6.8 million in the 2003 second quarter. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.
    The growth in Distributable Cash Flow was driven by growth in the Partnership's gross margin, to $28.6 million compared to $13.1 million in the corresponding 2003 period, an increase of 118 percent. Gross margin from the Midstream business segment increased by $12.6 million, or 126 percent, to $22.5 million, due to growth in on-system gathering and transmission volumes of 147 percent, and to growth in processed volumes of 319 percent. The acquisition of LIG Pipeline Company and its subsidiaries on April 1, 2004, and the acquisition of the Mississippi system on June 30, 2003, were major drivers of growth in gross margins. LIG contributed $8.1 million to gross margin in the quarter while the Mississippi system and the other midstream assets acquired with it contributed $3.4 million in the quarter. Additional organic growth came through increases in pipeline throughput at CCNG, Vanderbilt, and Arkoma.
    "The LIG assets performed just as we expected during the first quarter of our ownership," said Barry E. Davis, President and Chief Executive Officer. "In the coming months, we will begin to implement our plans to further improve results at LIG. Of course, our constant focus is improving performance for all of our assets."
    Gross margin from the Treating segment increased by $2.9 million, or 91 percent, to $6.1 million. The Seminole plant, acquired on June 30, 2003, contributed $2.0 million to Treating gross margin in the quarter. Growth in the number of treating plants in service from 43 at the end of the second quarter of 2003 to 62 at the end of the second quarter of 2004 created the remaining increase in Treating margins.
    "We continue to be in a good environment to grow all our businesses," added Davis, "and we feel that our Treating business is uniquely positioned to capture an ever-increasing market share, particularly as a larger and larger percentage of our Treating business is with major integrated oil companies and large independents."

    Earnings Call
    The Partnership will hold its quarterly conference call to discuss second quarter results today at 10:00 am Central Time (11:00 am Eastern Time).
The dial-in number for the call is 800-299-7635, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at http://www.crosstexenergy.com . The call will be available for replay for 30 days by dialing 888-286-8010, passcode 16080860. A replay of the broadcast will also be available on the Partnership's Web site.

    About Crosstex
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 60 natural gas amine treating plants. The Partnership currently provides services for over 1.5 BCF/day of natural gas.
    Additional information about the Partnership can be found at http://www.crosstexenergy.com .

    Non-GAAP Financial Information
    This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

    This press release contains forward-looking statements identified by the use of words such as "forecast", "anticipate", "plan" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership believes are reasonable. However, the Partnership's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                              (tables to follow)

                            CROSSTEX ENERGY, L.P.
                    Selected Financial and Operating Data
              (All amounts in thousands except per unit numbers)
                             Quarter Ended           Six Months Ended
                                June 30,                  June 30,
                            2004         2003         2004         2003
    Revenues
      Midstream           $507,744     $224,030     $825,957     $469,345
      Treating               7,568        5,222       14,712       10,477
                           515,312      229,252      840,669      479,822
    Cost of Gas
      Midstream            485,212      214,071      788,088      451,479
      Treating               1,487        2,035        2,863        4,451
                           486,699      216,106      790,951      455,930
    Gross Margin            28,613       13,146       49,718       23,892
    Operating Expenses      10,316        3,335       16,529        6,545
    General &
     Administrative          4,741        1,891        8,332        3,391
    Impairments                ---          ---          ---          ---
    Profit on Energy
     Trading Activities       (826)        (738)      (1,246)        (845)
    Stock Based Compensation   269          568          478        3,072
    Depreciation and
     Amortization            5,921        2,611       10,339        5,046
        Total               20,421        7,667       34,432       17,209
    Operating Income         8,192        5,479       15,286        6,683
    Interest Expense        (2,186)        (465)      (3,341)        (875)
    Other Income               (65)         (39)        (298)          (1)
        Total Other Income
         (Expense)          (2,251)        (504)      (3,639)        (876)
    Net Income              $5,941       $4,975      $11,647       $5,807
    General Partner Share
     of Net Income          $1,393         $155       $2,442         $172
    Limited Partners Share
     of Net Income          $4,548       $4,820       $9,205       $5,635
    Net Income per Limited
     Partners' Unit          $0.24        $0.32        $0.48        $0.38
    Weighted Average
     Limited Partners'
     Units Outstanding
     (Diluted)              19,156       14,842       19,122       14,732

                            CROSSTEX ENERGY. L.P.
           Reconciliation of Net Income to Distributable Cash Flow
                   (All amounts in thousands except ratios)
                               Quarter Ended          Six Months Ended
                                  June 30,                 June 30,
                             2004         2003        2004          2003
    Net Income               $5,941       $4,975     $11,647       $5,807
    Depreciation and
     Amortization (A)         5,882        2,611      10,262        5,046
    Impairments                 ---          ---         ---          ---
    Stock Based
     Compensation               269          568         478        3,072
    Loss (Gain) on Sale
     of Property               (22)          ---         274          ---
    Cash Flow                12,070        8,154      22,661       13,925
    Maintenance Capital
     Expenditures             2,028        1,375       2,972        1,719
    Distributable Cash
     Flow                   $10,042       $6,779     $19,689      $12,206
    Minimum Quarterly
     Distribution (MQD)      $4,613       $3,725      $9,225       $7,449
    Distributable Cash
     Flow/MQD                  2.18         1.82        2.13         1.64
    Actual Distribution      $9,076       $4,154     $17,429       $7,878
    Distribution Coverage      1.11         1.63        1.13         1.55
     (A) Excludes minority interest share of depreciation and amortization of $38,000 and $76,000 for the three and six months ended June 30, 2004, respectively.

                            CROSSTEX ENERGY, L.P.
                                Operating Data
               (All volumes, except Seminole Plant, in MMBtu/d)
                               Quarter Ended           Six Months Ended
                                  June 30,                 June 30,
    Pipeline Throughput      2004         2003         2004         2003
      Gulf Coast
       Transmission         81,000       75,000       86,000       85,000
      Vanderbilt            58,000       44,000       62,000       40,000
      CCNG Transmission    285,000      210,000      272,000      211,000
      Gregory Gathering    128,000      154,000      142,000      144,000
      Mississippi           79,000          N/A       78,000          N/A
      Arkoma                20,000       11,000       19,000       11,000
      LIG Pipeline &
       Marketing           561,000          N/A      561,000 (A)      N/A
      Other Midstream       36,000       12,000       35,000       12,000
    Total Gathering and
     Transmission Volume 1,248,000      506,000    1,255,000      503,000
    Natural Gas Processed
      Gregory Processing    99,000       93,000      116,000       94,000
      Conroe Processing     28,000          N/A       26,000          N/A
      LIG Processing       263,000          N/A      263,000 (A)      N/A
    Total Processed Volume 390,000       93,000      405,000       94,000
    Total On-System
     Volumes             1,638,000      599,000    1,660,000      597,000
    Producer Services
     Volumes               166,000      262,000      181,000      258,000
    Treating Volumes (B)    79,000       89,000       81,000       89,000
    Treating Plants in
     Service (C)                62           43           62           43
    Seminole Plant (Mcf/d
     of CO2)                21,000          N/A       21,000          N/A
     (A)  Represents activity since April 1, 2004 acquisition.
     (B) Represent volumes for treating plants operated by us whereby we receive a fee based on the volumes treated.
     (C) Plants in service represent plants in service on the last day of the quarter.
     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             08/10/2004
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTEX)
CO:  Crosstex Energy, L.P.
ST:  Texas
IN:  OIL UTI
SU:  ERN CCA MAV